                                                                 EXHIBIT 10.15.2


State of Georgia
County of Crawford

         This lease made as of the 6th day of March, 2001, between THE DEVELOPMENT AUTHORITY OF CRAWFORD COUNTY, hereinafter sometimes referred to as "Authority" or "Lessor" and FULL LINE DISTRIBUTORS, INC., F/K/A L. A. T. SPORTSWEAR, INC., hereinafter sometimes called "Lessee."

                                 REPRESENTATIONS

         The Authority is a public body corporate and politic created pursuant to the laws of the State of Georgia. The Authority has been duly activated as required by law and its directors have been duly appointed and are currently acting in that capacity. The Authority has been created to promote the public good and general welfare, trade, commerce and industry and employment opportunities of Crawford County, Georgia.

         Anything herein to the contrary notwithstanding any obligation the Authority may herein incur for the payment of money will not be a general debt on its part but shall be payable solely from proceeds derived from this lease and any other revenues derived in connection with the ownership of the leased property.

                             DESCRIPTION OF PROPERTY

         Lessor leases to Lessee the following property together with all improvements thereon:

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN THE CITY OF ROBERTA, CRAWFORD COUNTY, GEORGIA, AND IN LAND LOT 81 OF THE SECOND LAND DISTRICT OF SAID STATE AND COUNTY, AND MORE PARTICULARLY DESCRIBED BY A SURVEY BY T. W. AULTMAN, CRAWFORD COUNTY SURVEYOR, DATED MAY 30, 1978, AND ENTITLED "A SURVEY FOR CRAWFORD COUNTY BOARD OF COMMISSIONERS" AS FOLLOWS:

BEGIN AT A POINT MARKED BY AN IRON PIN LOCATED AT THE INTERSECTION OF THE SOUTHERLY RIGHT OF WAY LINE OF U. S. HIGHWAY 80 AND THE EASTERLY RIGHT OF WAY LINE OF INDUSTRIAL PARK ROAD AND FROM THIS INTERSECTION PROCEED SOUTH 83(DEGREE)12' EAST A DISTANCE OF 529.0 FEET ALONG THE SOUTHERLY RIGHT OF WAY LINE OF U. S. HIGHWAY 80 TO A POINT MARKED BY AN IRON POST; THENCE PROCEED SOUTH 1(DEGREE)15' WEST A DISTANCE OF 411.57 FEET TO A POINT MARKED BY AN IRON POST; THENCE PROCEED NORTH 83(DEGREE)26' WEST A DISTANCE OF 526.2 FEET TO A POINT MARKED BY AN IRON PIN WHICH IS LOCATED ON THE EASTERLY RIGHT OF WAY LINE OF SAID INDUSTRIAL PARK ROAD; THENCE PROCEED NORTH 00(DEGREE)53' EAST ALONG THE EASTERLY RIGHT OF WAY LINE OF SAID INDUSTRIAL PARK ROAD A DISTANCE OF 414.07 FEET TO THE PLACE OR POINT OF BEGINNING.

LOCATED ON THIS PROPERTY IS A COMMERCIAL OR INDUSTRIAL BUILDING.

PLAT OF PROPERTY IS RECORDED IN PLAT BOOK 5, PAGE 70, CLERK"S OFFICE, CRAWFORD SUPERIOR COURT. REFERENCE IS HEREBY MADE TO THIS PLAT FOR A MORE COMPLETE DESCRIPTION OF THIS TRACT CONTAINING 5 ACRES ACCORDING TO SAID PLAT.

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THE BUILDING ON THIS PROPERTY SHALL BE EXPANDED TO 29,000 SQUARE FEET BY AUGUST
1, 2001, IN ACCORDANCE WITH THE JULY 17, 2000, LETTER BID REFERRED TO BELOW IN THE RENT TOPIC SECTION OF THIS AGREEMENT.

                                      TERM

         The term of this lease will be for eighty-four (84) months commencing May 1, 2001, and terminating on April 30, 2008, at 12:00 Noon unless sooner terminated under the provisions of the lease.

                                      RENT

         The rent for this lease shall be $1,200.00 per month payable in advance on the first day of each month beginning May 1, 2001, and continuing on the first day of each month thereafter for the entire lease term.

         Lessee shall pay a late charge of 5% of the monthly payment for any monthly payment received by Lessor more than ten (10) days after the due date.

         Lessee shall pay these monthly rental payments by paying the Development Authority of Crawford County, P.O. Box 700, Roberta, Georgia, 31078.

         As an essential part of the bargain Lessor and Lessee agree that Lessee's obligation to pay lease payments and perform its covenants under this agreement are made conditioned upon the Lessor providing the improvements and additions to the premises as contemplated by letter bid from ATC International, Inc., dated July 17, 2000, and signed by Louis K. Avery as General Manager which document is attached to this contract as Exhibit A. The Lessor further agrees that Lessor shall provide at Lessor's expense the $3,000.00 back-flow preventer to inside of building and the $9,000.00 back-flow preventer to outside of building. This $12,000.00 expense is in addition to the $372,201.00 base bid per said bid letter. This work shall be completed by May 1, 2001.

         The parties further agree that the parties' present lease agreement dated February 1, 1998, shall be cancelled as of May 1, 2001. This lease is recorded in Deed Book 108, page 632, Clerk's Office, Crawford Superior Court. Until that date Lessee shall continue to pay all lease payments and perform all its covenants under said lease.

         The Lessee further agrees that Lessee shall not exercise the option to purchase provisions of the February 1, 1998, lease pending construction of the improvements on this property.

         In the event the additions and improvements to the leasehold property are not substantially complete by August 1, 2001, then Lessor shall pay to Lessee a $2,000.00 late penalty for August, 2001, to be followed by a late penalty of $5,000.00 for September, 2001, to be followed by a $10,000.00 per month late penalty thereafter until additions and improvements are substantially complete.

         Both Lessor and Lessee agree that either party's obligation to perform under this agreement is made conditioned upon receipt of a $250,000.00 grant from Georgia Department of Community Affairs by Crawford County.

                             CONDITIONS OF PREMISES

         The Lessee has examined and knows the conditions of the demised premises and receives the premises in the present condition.

                                     REPAIRS

         Lessee shall keep the premises in good condition and repair all damages to the premises. Lessors may enter the premises at any and all reasonable hours to inspect the premises to insure that all necessary repairs and maintenance functions are being performed or to make repairs.

                          ALTERATIONS AND MODIFICATIONS

         Lessee is hereby authorized to make alterations and modifications not amounting to structural changes in the premises but shall obtain the written approval of Lessor prior to making any alterations or modifications to the premises which require structural changes. All alterations or modifications shall become part of the premises and title thereto shall vest in the Lessor. All alterations and modifications undertaken by Lessee shall be performed and completed in a good and workmanlike manner.

                               RESTRICTIONS ON USE

         Lessee shall not use the demised premises for any unlawful or immoral purpose nor shall Lessee conduct any activity on the premises that will increase the danger from fire or the rate of insurance thereon. Lessee shall use premises for textile manufacturing, sales, shipping, and related uses. Lessor covenants and agrees that there are no restrictions upon the demised premises which would prohibit such uses.

                             ASSIGNMENT AND SUBLEASE

         Lessee shall not have the right to assign its rights and duties under this lease or sublease the premises or any part thereof without the prior written consent of Lessor.

                                     NOTICES

         Any notices required or convenient to the carrying out of this agreement will be sent by First Class Mail to the following addresses:

                Meg Thomas
                Development Authority of Crawford County
                P.O. Box 700
                Roberta, GA 31078

                Mr. Isador Mitzner
                Full Line Distributors, Inc., f/k/a L. A. T. Sportswear, Inc. P.O. Box 926
                Canton, GA 30114.

                                    UTILITIES

         Lessee shall arrange for and bear the cost of all utility services furnished to the premises during the lease term.

                                      TAXES

         Any taxes due on the leasehold estate or personalty located on the premises shall be the sole responsibility of the Lessee who shall pay any such taxes on time and in accordance with applicable law.

                                     DEFAULT

         1.       Events of Default:

         Lessee covenants and agrees with Lessor that any one or more of the following events shall be considered events of default:

         1) Lessee shall fail to make any monthly payment for rent when it becomes due under the terms of the lease, and such failure to pay shall continue for a period of ten (10) days after due date.

         2) Lessee shall default in any of the other covenants and agreements herein contained and such default shall continue for 30 days after notice thereof in writing has been received by Lessee. Provided, however, that Lessee shall be given a reasonable time within which to perform any such other covenant or agreement herein contained, if after diligent effort by Lessee, the same cannot be performed within said 30-day period.

         2.       Effect of the Default:

         Upon the occurrence of any Event of Default, Lessor may pursue any of the following remedies:


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         1)       Lessor may declare the term of the Lease ended and may
                  re-enter the premises. Re-entry shall not be deemed to work a forfeiture of any rights which Lessor has under this Lease Agreement. The Lessor may require the Lessee to remove all personal property from the premises.

                  Upon termination of the lease for default, the entire balance of rent payments due under this lease with all accrued charges, shall, at the option of the lessor and its assignees, and without notice to the undersigned, become immediately due and payable and may be collected (together with reasonable attorney"s fees) forthwith, time being the essence of this contract.

         2) The Lessor may, with or without terminating this lease and without notice to tenant, enter upon the premises or any part there, take exclusive possession of same and re-let the premises, without advertisement, by private negotiations, and for any term and rent rate which Lessor in it sole discretion determines. Lessee shall be liable to Lessor for the deficiency, if any, between all rent and other amounts due hereunder for the entire term hereof and the rental paid by any new tenants applicable to the remaining term hereof (or any part thereof) and for all Lessor's costs and expenses, including reasonable attorney's fees, in connection with the re-letting. Upon each such re-letting, all rent received by Lessor from such re-letting shall be applied or attributed first to the payment of any indebtedness other than rent due hereunder from Lessee to Lessor; secondly to the payment of any costs and expenses of such re-letting, including reasonable attorney's fees; and thirdly, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be paid to Lessee. If, during any year hereunder, the net amount of re-letting rent received and attributable to rent due from Lessee hereunder shall be less than the total amount of the rent required to be paid by Lessee during that year, then Lessee shall pay any such deficiency to Lessor, such deficiency to be calculated and paid annually. No such re-entry or taking of possession of said premises by Lessor shall be construed as an election on its part to terminate this Lease unless a written notice expressing such intention is given to Lessee; or unless the termination thereof is decreed by a court of competent jurisdiction.

                           SURRENDER AND HOLDING OVER

         Lessee shall surrender the premises to Lessor on expiration of this lease or termination of the lease as provided for herein. At the time of surrender, the premises shall be in the same condition as when received, normal wear and tear excepted. Lessee shall not make any claim in the demised premises against the interest of Lessor, and if Lessee holds the premises after termination of the lease, a tenancy from month to month shall be created thereby at a rental of $2,400.00 per month after the initial lease term and $3,600.00 per month after the renewal term, and the acceptance of the rental by Lessor will not extend the term of this lease in any manner.

                                 RENEWAL OPTION

         The Lessee shall have the exclusive option to renew this lease for one consecutive 36 month term at $2,400.00 per month and for a second consecutive 36 month term at $3,600.00 per month.

         In order to exercise these renewal options, Lessee must notify Lessor in writing no later than 60 days prior to the end of the previous term.

                        DAMAGE OR DESTRUCTION OF PREMISES

A.1 The Lessee shall carry and maintain hazard insurance, with extended coverage, at Lessee's expense, to cover loss by fire or other peril of the leased premises at least in the amount of $350,000.00. Lessor shall be the named insured of the leased premises to the extent of $350,000.00 and Lessee shall be the named insured in any amount in excess of $350,000.00. Lessee shall be under a continuing obligation to furnish Lessor with a current copy of said policy. Should the building which forms a part of the leased premises be damaged by fire or other casualty, then the first $350,000.00 of insurance proceeds, or so much thereof as may be necessary, shall be payable to Lessor. Such amount shall thereafter be used by Lessor to restore and reconstruct the building constituting a portion of the leased premises, and these insurance proceeds shall belong to and be the property of the Lessor Authority. Lessor shall not be obligated to repair or restore the property to the extent that the repairs and restoration exceed the insurance amount.

         Lessor and Lessee acknowledge that United Bank has a first mortgage on the subject property and Crawford County has a second mortgage on the subject property. The mortgage holders shall be a named insured to the extent of their interest in the property.

A.2 In the event of damage or destruction Lessor shall have no obligation to repair or restore any part of the premises or any improvements in the premises except those which were in place and installed immediately before the term of this lease commenced and those which were built or installed thereafter at Lessor's expense and then only to the extent there is insurance for that purpose. Lessee shall repair, restore or replace all other parts of the premises and all other improvements to the premises, including those originally installed by Lessee at Lessee"s expense.

2. Paragraph A notwithstanding, either party may terminate this lease by giving notice to the other party at any time within 30 days after the occurrence of any damage or destruction to the premises, if damage or destruction renders more than 50 percent of the premises untenantable and if the damage or destruction cannot be repaired so that it is tenantable within 120 days of the occurrence of the damage or destruction.


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                       NON-LIABILITY OF LESSOR FOR DAMAGES

         Lessors shall not be liable for liability or damage claims for injury to persons or property from any cause relating to the occupancy of the premises by Lessee, including those arising out of damages or injuries occurring on the sidewalks and other areas adjacent to the leased premises during the term of this lease or any extension thereof. Lessee shall indemnify Lessor from all liability, loss, or other damage claims or obligations arising from or relating to the occupancy of the premises by Lessee or his successors and assigns. Lessee shall maintain a minimum of $350,000.00 liability insurance for the entire lease term and shall show Authority as a named insured. Lessee shall be under a continuing obligation to furnish Lessor with a current copy of liability policy.

              ESSENTIAL TERMS REQUIRED OF THE PARTIES TO THIS LEASE
                      UNDER GEORGIA DEPARTMENT OF COMMUNITY
                              AFFAIRS CDBG PROGRAM

         As used in this section of the lease DCA shall mean Georgia Department of Community Affairs; Company shall mean Lessee, Full Line Distributors, Inc., f/k/a LAT Sportswear, Inc.; EIP shall refer to the Employment Incentive Program administered by DCA; County shall refer to Crawford County, Georgia, a political subdivision of the State of Georgia; Authority shall refer to the Lessor, Development Authority of Crawford County, a body corporate and politic; and Grant Award date refers to the date Crawford County receives the $250,000.00 grant from DCA.

A.       Job Creation and Documentation Requirements

         1. Company will ensure the creation of 75 new permanent full-time equivalent jobs of which 38 (51%) will be held by low- and moderate-income persons, as defined by DCA. However, in no event may the number of jobs actually created fall below 53 jobs, of which at least 27 (51%) must be documented to be held by persons who are defined as low-and moderate-income prior to their employment by the Company. The hiring must be fulfilled within 24 months of the grant award date. The Company will develop a methodology to ensure good faith efforts to make opportunities available to low- and moderate-income persons.

         2. The Company shall submit a summary of all jobs created, including figures for low- and moderate-income persons hired, every three months following the closing of the EIP loan to Authority, County, and DCA.

         3. Low- and moderate-income benefit documentation must be maintained by the Company to document its compliance with this covenant until such time as the EIP grant is formally closed by DCA. Acceptable documentation includes any one (1) of the following:

                  a) An individual "self-certification" completed by each employee which documents that person's family's low- and moderate-income status prior to employment (sample certification available upon request); or

                  b) A certification from a local area Technical Institute that a hired individual participated in an Institute employment training program while a participant in the New Connections To Work or the Georgia Workfirst Program (individuals who are currently welfare participants). Such an individual shall automatically be qualified as meeting the EIP program's low- and moderate-income hiring requirement; or

                  c) A certification from an authorized state or federal agency that a hired individual is (or prior to employment was): 1) a resident of public housing; 2) a registered participant in a "non-core" Workforce Investment Act (WIA) training service program; 3) a JOBS (Job Opportunities for Basic Skills) participant; 4) a TANF (Temporary Assistance to Needy Families) (formerly AFDC) participant; 5) receiving Supplemental Social Security; 6) receiving food stamps; or 7) residing in a geographic area designated as a federal Empowerment Zone or Enterprise Community.

         4. From the date of the grant award, the Company will have 24 months within which to create the new jobs.

B.       Private Investment by the Company

         The Company shall invest machinery and equipment valued at $193,650.00 for use in the expansion project.

C.       Financial Reporting Requirements

         The Authority and the Company shall provide the County's loan servicing agent and DCA with annual financial statements (balance sheet, income statement, and cash flows), if requested by DCA.

D.       Implementation Timeframe

         From the date of the EIP grant award, the County and Company will have three (3) months to commence project activities. From the date that EIP funds are first drawn down, the Company will have an additional three (3) months to draw all EIP proceeds. Any unused funds will be subject to deobligation and recapture by DCA.

         In Witness Whereof, the parties have hereunto executed this lease the day and year above written.

                                        Development Authority of Crawford County

Signed, sealed and delivered            By: /s/ Arthur Bentley
in the presence of:                        -------------------------------------
                                                      Chairman

/s/ Sandra Smith                        Attest: /s/ Paula Livatt
----------------------------                   ---------------------------------
Unofficial Witness                             Secretary

/s/ Kathy Bowden                                          (SEAL)
----------------------------
Notary Public



                                          Full Line Distributors, Inc.
                                          f/k/a L. A. T. Sportswear, Inc.

Signed, sealed and delivered            By:   /s/ Gina Watson-McElroy
                                           -------------------------------------
in the presence of:                        Title:  Exec. V.P. Operations

/s/ Monta Williams                      Attest: /s/ Mickie Schneider
----------------------------                   ---------------------------------
Unofficial Witness                             Title:  Controller

/s/ Dawn Trahan                                           (SEAL)
----------------------------
Notary Public

                             ATC INTERNATIONAL INC.
                           ENGINEERS AND CONSTRUCTORS

July 17, 2000



The Development Authority of Crawford County
MEG THOMAS
1011 US Highway 341, North
Post Office Box 700
Roberta, Georgia  31078

RE:  ATCI Project Number C00012 - LAT Sportswear - Roberta, Georgia

Dear Meg,

ATC International, Inc., will provide all labor , equipment , and materials to perform the following Scope of Work for the LUMP SUM PRICE OF $372,201.00. (THREE HUNDRED SEVENTY TWO THOUSAND, TWO HUNDRED AND ONE DOLLARS).

SCOPE OF WORK

PEMB (PRE-ENGINEERED METAL BUILDING) FURNISH AND ERECT

The building will be 100' X 90' X 12'. The building will have three (3) 30' bays and will have one expandable end wall for future expansion. The roof will have a 1" in 12" roof pitch and will be 26 gauge galvalume panels. The wall panels will be 26 gauge painted Centennial sand gold panels. One wall will be open 90' to connect to the existing building. 3" reinforced insulation will be installed in both the roof and walls. The building will have one (1) personnel door, one (1) 10' X 10' manually operated roll up door and a loading dock located at the south wall.

CONCRETE

The slab will be 4" concrete with a 12" x 18" turn down at the perimeter with two (2) #4 rebar continuous and footings sized for building reactions.


  148 State Street -- Macon, Georgia 31206 -- 912-750-1999 - FAX 912-750-0002
                                   EXHIBIT A

                                                          ATC International Inc.
                                                         ATCI Project No: C00012
                                                    Lat Sportswear - Roberta, GA
                                                                   July 17, 2000
                                                                          Page 2

NEW CONSTRUCTION

1) We will construct a new restroom approximately 10' X 20' with one door. The restroom will be constructed with sheetrock and plywood with two coats of semigloss paint. Insulation will also be installed. The restroom will contain four (4) toilets and stalls, four (4) toilet paper dispensers, four (4) sinks and one (1) large wall mirror. One five gallon hot water heater will be provided. This restroom will be ADA Compliant.

2) We will construct an office approximately 10' X 20' with one door and two windows. The office will be constructed with sheetrock, plywood and two coats of semigloss paint. Insulation will also be installed.

3) The sewer will extend 5' from the building, owner to connect to county sewer.

RENOVATIONS TO EXISTING BUILDING

1) We will demolish the east and north walls of the existing breakroom and extend the room Approximately 6'. We will install sheet rock, and plywood. We will replace the existing floor tile. (approximately 1440 SQ. FT.)

2) We will remove and replace the floor tile in the existing restroom (Approximately 420 SQ. FT.)

3) We will renovate the existing restrooms at front of existing building as follows: We will paint the walls with two coats of semi-gloss paint, replace toilets with new standard toilets, replace sinks with new sinks, replace toilet paper dispensers and replace floor tile.

                                                          ATC International Inc.
                                                         ATCI Project No: C00012
                                                    Lat Sportswear - Roberta, GA
                                                                   July 17, 2000
                                                                          Page 3

SPRINKLER SYSTEM

The sprinkler system will be installed to work as NFPA13. IT WILL NOT work as NFPA 13 until the water pressure is increased from the now existing 25 lbs to the needed 55 lbs. The system will then be at 900 GPM (Gallons Per Minute). The present sprinkler system does not have a Back Flow Preventer and we recommend one. If the present sprinkler system is used the water will flow back into the water system.

         NOTE: The Development Authority of Crawford County (Brenda Carroll) and Bennie Nixon met with BFP Services and were informed of the above existing problem.

OPTIONS

ADD TO THE BASE BID:

1)       $3,000.00 - Back Flow Preventer inside building.
2)       $9,000.00 - Back Flow Preventer outside building.

ELECTRICAL

We will:

1) Provide and install new 1200A 480V service to building. (Service 5' from bldg.)

2)       Provide and install 1200A MDP panel.

3)       Provide and install 125A 277V lighting panel and contactor.

4)       Provide and re-feed existing panels from new MDP panel.

5)       Provide and install transformer for 120/208V panel.

6)       Provide and install 200A 120/208V panel.

7)       Provide and install light fixtures in new building.

8)       Provide and install 2 exit signs over door.

9)       Provide and install 3 outside wall pack fixtures.

10)      Provide and install 20 120V outlets at various locations.

11)      Provide and install feed rail in new building for new sewing area.

12)      Insure that all the wiring and plumbing will meet or exceed codes.


  148 State Street -- Macon, Georgia 31206 -- 912-750-1999 - FAX 912-750-0002
                                   EXHIBIT A

                                                          ATC International Inc.
                                                         ATCI Project No: C00012
                                                    Lat Sportswear - Roberta, GA
                                                                   July 17, 2000
                                                                          Page 3

HVAC

HVAC consists of three (3) 15 ton TRANE Heat Pumps and six (6) 7 1/2 ton TRANE Air Handlers. This price includes piping for units and all low voltage controls and duct for the office space and bathrooms. Exhaust fan for the bathroom is included. This System is to be free blowing and does not include any duct except in the office space and bathrooms.

AIR PIPING

We will install:

1)       A new 1" main header from oil filter area to the new building.

2)       3/4" Trunk line 7 aisles for sewing area.

3)       1/2" drops with plug at 6" intervals in each line.

ATC International Inc., is looking forward to working with you on this project. If you have any questions or comments, please call Cleo Mobley or Louis Avery at 750-1999/

Sincerely,

ATC International Inc.



/s/ Louis K. Avery
------------------------------------
Louis K. Avery
General Manager

  148 State Street -- Macon, Georgia 31206 -- 912-750-1999 - FAX 912-750-0002
                                   EXHIBIT A